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                                                                   EXHIBIT(D)(3)

                       SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 1st day of June, 1997 by and between Sentinel Advisors Company (herein called "SAC"), a Vermont general partnership, having its principal office at National Life Drive, Montpelier, Vermont 05604, and Keystone Investment Management Company (herein called "Keystone"), a Delaware corporation, having its principal office at 200 Berkeley Street, Boston, Massachusetts 02116.

                                  Witnesseth:

     WHEREAS, SAC is a party to an Investment Advisory Agreement dated as of June 1, 1997, between it and Sentinel Group Funds, Inc. ("Sentinel Funds"), a corporation organized under the laws of the State of Maryland, a series of which is Sentinel High Yield Bond Fund (herein called the "Fund"), pursuant to which SAC provides, inter alia, investment research and advice to the Fund; and

     WHEREAS, SAC wishes to employ Keystone as a sub-investment adviser to the Fund to provide SAC with investment research and other investment services; and

     WHEREAS, Keystone is prepared to provide such services on the terms and conditions hereinafter contained;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SAC and Keystone agree as follows:

          1. Keystone shall act as sub-investment adviser to the Fund. As such, it shall, subject to SAC's supervision and the supervision of the Board of Directors of Sentinel Funds, provide a complete program for the investment and reinvestment of the cash, securities, and other properties comprising the investment portfolio of the Fund in accordance with the investment policies and objectives of the Fund as reflected in the current Prospectus and Statement of Additional Information of the Sentinel Funds and as may be adopted from time to time by the Board of Directors of the Sentinel Funds. Keystone shall also give SAC a continuing review of economic conditions and security markets relevant to the Fund.

          2. Keystone shall select industries and companies to be represented in the investment portfolio of the Fund and shall carry out programs for the purchase and sale of the securities included or to be included in the investment portfolio. All activities will be regularly reported to SAC and the Sentinel Funds. Keystone shall place orders for the purchase and sale of portfolio securities for the account of the Fund with broker-dealers selected by Keystone. In executing portfolio transactions and selecting broker-dealers, Keystone will use its best efforts to seek best execution on behalf of the Fund. In assessing the best execution available for any transaction, Keystone shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, Keystone may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities and
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Exchange Act of 1934) provided to the Fund and/or other accounts over which
Keystone or an affiliate of Keystone exercises investment discretion. Keystone is authorized to pay to a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, Keystone determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

          In allocating investment opportunities or investment sale opportunities among the various accounts over which Keystone exercises investment discretion and which investment objectives and policies similar to those of the Fund, Keystone will employ procedures reasonably designed to assure that the Fund is treated fairly in relation to such other accounts.

          3. The initial portfolio manager of the Fund will be Prescott Crocker, and Mr. Crocker's management team will include two other managers. Keystone will immediately inform SAC of any changes in personnel assigned to the Fund's account.

          4. Keystone personnel, including Mr. Crocker, will participate in a new fund marketing rollout with meetings in approximately six cities. This marketing rollout is currently scheduled for the months of June and July, 1997. In addition, the management team will participate in four 30 minute conference calls to be scheduled during these first two months, and one 30 minute conference call in each calendar quarter thereafter. The management team will also be available thereafter for periodic major marketing meetings, and a senior member of the management team will attend quarterly meetings of the Board of Directors of the Sentinel Funds to report on performance. However, SAC acknowledges that the primary function of the investment management team will be portfolio management, and that the time available for marketing activities will be limited. Out of pocket expenses incurred by Keystone personnel in the course of marketing travel on behalf of the Fund will be paid by SAC or an affiliate. If such expenses are incurred in the course of travel which is partly on the Fund's behalf and partly for other business, Keystone will reasonably allocate such expenses among the parties benefiting from the travel.

          5. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of Keystone to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

          6. SAC, for its part, shall at all times keep Keystone fully informed with regard to the funds available or to become available for investment, and, in general, the condition of the Fund's affairs. SAC shall furnish Keystone with a certified copy of all financial statements and a signed copy of each report prepared by independent public accountants and with such other information with regard to the Fund's affairs as Keystone may from time to time reasonably request. SAC shall provide Keystone with copies of the Sentinel Funds' prospectus, statement of additional information, bylaws and Articles of Incorporation, and shall promptly furnish Keystone with any amendments or supplements to such documents.

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          7.   For the services to be rendered by Keystone hereunder,  SAC shall pay to Keystone a monthly fee equal to one half of the advisory fee payable by the Fund to SAC for such month, subject to a minimum overall effective fee rate payable to Keystone of 0.35% per annum of the average daily net assets of the Fund. It is jointly understood that the advisory fee payable by the Fund to SAC shall be computed in accordance with the following schedule: 0.75% per annum on the first $100 million of average daily net assets of the Fund; 0.70% per annum on the next $100 million of such assets; 0.65% per annum on the next $100 million of such assets, and 0.60% per annum on such assets in excess of $300 million.

          8. This Agreement shall become effective upon approval by a vote of a majority of the outstanding voting securities, as such term is defined in the Investment Company Act of 1940, as amended (the "Act"), of the Fund, and shall remain in full force and effect until November 30, 1998, and shall continue thereafter only so long as its continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities, as such term is defined in the Act, of the Fund, or by the Board of Directors of the Sentinel Funds, including the approval by a majority of those directors who are not interested persons, as such term is defined in the Act, of any party to this Agreement, at a meeting called for the purpose of voting on such approval, provided, however, that (1) this Agreement may at any time be terminated without the payment of any penalty, either by vote of the Board of Directors of the Sentinel Funds or by vote of a majority of the outstanding voting securities of the Fund, on 60 days written notice to Keystone, (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act), and (3) this Agreement may at any time be terminated by Keystone or SAC on 60 days written notice to the other party to this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

          9. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder, Keystone shall not be subject to liability for any act or omission in the course or in connection with the rendition of services hereunder.

          10. Any and all notices or other communications required or authorized to be given hereunder shall be in writing and either personally delivered or sent by first class mail, postage prepaid, or recognized overnight delivery service to the other party at its address set forth below or to such other address as such party may hereafter specify from time to time by written notice to the other party.


          IF TO KEYSTONE:

          Keystone Investment Management Company
          200 Berkeley Street
          Boston, Massachusetts 02116

          Attention:   General Counsel

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          IF TO SAC:

          Sentinel Advisors Company
          National Life Drive
          Montpelier, Vermont 05604

          Attention: Legal Department

          11. This agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                  Sentinel Advisors Company



                                  By /s/ Keniston P. Merrill
                                     ------------------------------
                                     Keniston P. Merrill, Chairman & CEO


                                  Keystone Investment Management Company



                                  By /s/
                                     -----------------------------

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